Annual Meeting, April 28, 2005
CEO Comments

There were many successes in 2004:

•	We recapitalized the balance sheet, completing a $192 million stock offering in June. Proceeds were used to redeem our 12.25% preferred stock, to provide sufficient funds to accelerate the renovation of our hotels, and to have adequate cash reserves. Additional shares were issued to redeem the balance of our preferred stock.

•	We completed our first acquisition in December, an upscale select service SpringHill Suites in Pinehurst, North Carolina.

•	We refinanced a significant portion of our debt, extending maturities and fixing the interest rate on the majority of the debt.

•	We made substantial progress on renovating our hotels, completing 13 hotels and beginning another three. During 2002, 2003, and 2004 we completed major renovations at 28 hotels.

However, there were a number of challenges also.

•	The series of severe hurricanes last fall damaged eight of our hotels and two of these remain closed: the Crowne Plaza in West Palm Beach, Florida and the Holiday Inn Oceanfront in Melbourne, Florida.

•	We diverted resources to the damaged hotels which delayed the renovation program we had planned to complete in 2004.

•	Changes in brand standards implemented by our franchisors significantly increased our capital expenditures and operating expenses. For example, in 2004 we installed ten new property management systems in our Holiday Inns and Crowne Plazas. In addition to capital costs of almost $700,000, these installations had one time operating expenses of over $300,000. In 2005, we will be installing new systems in our remaining Crowne Plazas and Holiday Inns and will incur an additional $1.5 million in one time operating expenses.

•	Other costs, including brand fee based expenses, expenses related to brand standards, and costs related to providing free high speed internet access, put further pressure on our margins.

These challenges heavily impacted our fourth quarter results. Our overall RevPAR from continuing operations increased 3.9% in the fourth quarter, but excluding the closed hotels and hotels under major renovations, the increase was 4.8%. During the quarter our Marriott branded hotels and our Hilton branded hotels showed significant improvement but results at our InterContinental branded hotels were disappointing, with a RevPAR increase of just 3.9%.

The net result was a disappointing fourth quarter. Adjusted EBITDA was $9.6 million, which was down from the fourth quarter of 2003 by 26%. Excluding the two hotels closed by hurricane damage, our Adjusted EBITDA for the quarter was down from 2003 by 18%.

Our reported Adjusted EBITDA from continuing operations for 2004 was $59.7 million after the impact of the hotels closed by the hurricanes ($1.7 to $2.1 million) and the impact from revenues lost due to the extensive renovations taking place during the year ($1.5 to $1.8 million).

These challenges have continued into 2005 and will have a significant impact on our first and second quarters. During the first quarter, we had displaced room revenues of approximately $5 million from hotels damaged by hurricanes and approximately $1 million from hotels being renovated. With reduced revenues and increased operating expenses, our first quarter EBITDA margin will be down from the first quarter of 2004.

We expect to see improvement later this year continuing into 2006 as we realize the benefit of our renovations and the reopening of our hurricane damaged hotels. For example, during the first quarter of 2005 we saw a 9.1% RevPAR increase at hotels that were renovated in 2003 and 2004.

During 2005, we will be working to complete our renovations and maximize our revenues as hotels are completed or reopened. As a result, 2005 will be a transitional year leading to significant improvements in 2006.

We will be giving guidance for 2005 in our first quarter earnings release, which will be issued on May 5, 2005.